Exhibit 5

GALLAGHER, BRIODY & BUTLER
COUNSELLORS AT LAW

PRINCETON FORRESTAL VILLAGE
155 VILLAGE BOULEVARD
2ND FLOOR
PRINCETON, NEW JERSEY 08540
_________

(609) 452-6000
Fax: (609) 452-0090

April 24, 2007

Dave Warkentin
President and Chief Executive Officer
SmarTire Systems Inc.
Suite 150 - 13151 Vanier Place
Richmond, British Columbia
Canada V6V 2J1

Re: Registration Statement on Form SB-2 (the “Registration Statement”)
                        87,958,115 shares of Common Stock, no par value

Ladies and Gentlemen:

We are writing as your counsel in connection with the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 87,958,115 shares (the “Offering Shares”) of Common Stock, no par value, of SmarTire Systems Inc., a British Columbia corporation (the “Company”). A Registration Statement on Form SB-2 under the Securities Act covering these securities, is being filed herewith with the SEC (the “Registration Statement”).

In connection herewith, we have examined the Articles of Incorporation of the Company and all amendments thereto (together, the “Articles of Incorporation”), the Bylaws of the Company, as amended, the Company’s corporate minute books and such other records together with the applicable certificates of public officials and other documents, including certificates of officers of the Company, that we have deemed relevant to this opinion. We have also examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Articles of Incorporation and Bylaws of the Company, as amended, proceedings of the Board of Directors of the Company, and other such corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

In rendering the opinion contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photocopied copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company.

Insofar as our opinion pertains to matters of the laws of the Yukon Territory, we are relying upon the opinion of Austring, Fendrick, Fairman & Parkkari attached hereto as Exhibit A and insofar as our opinion pertains to matters of the laws of British Columbia, we are relying upon the opinion of Clark Wilson LLP attached hereto as Exhibit B. These firms have authorized us to rely on their opinions.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Offering Shares as described in the Registration Statement has been validly authorized and, upon issuance of the Offering Shares as described in the Registration Statement, the Offering Shares will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the laws of British Columbia and the Yukon Territory.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement, as required by Rule 436 promulgated under the Securities Act. We also consent to the inclusion in the Registration Statement of our foregoing opinion.

                                                                                                   Very truly yours,

                                                                                                                                                           /s/Gallagher, Briody & Butler
                                                                                              Gallagher, Briody & Butler

Exhibit A
AUSTRING, FENDRICK, FAIRMAN & PARKKARI
BARRISTERS & SOLICITORS

LORNE N. AUSTRING DEBRA L. FENDRICK
H. SHAYNE FAIRMAN KEITH D. PARKKARI		3081 Third Avenue
GREGORY A. FEKETE PETER MORAWSKY		Whitehorse, Yukon
ANNA J. PUGH		Y1A 4Z7

PHONE: (867) 668-4405
FAX: (867) 668-3710
E-MAIL: gf@lawyukon.com
OUR FILE NO:	023248-31

October 31, 2006

Certain Wealth, Ltd.
TAIB Bank B.S.C.
SmarTire Systems Inc.

Dear Sirs/Mesdames:

Re: Securities Purchase Agreement, dated as of October 31, 2006, (the “Purchase Agreement”) between SmarTire Systems Inc. and Certain Wealth, Ltd. (“Certain”) and TAIB Bank B.S.C. (“TAIB”)

We have acted as local counsel in the Yukon Territory to SmarTire Systems Inc. (the "Corporation") in connection with the issue of US $1,200,000 of principal amount unsecured convertible debentures of the Corporation pursuant to the terms of the Purchase Agreement. This opinion is furnished to you pursuant to section 7 of the Purchase Agreement. Unless otherwise defined herein, capitalized terms in this letter have the meanings ascribed to them in the Purchase Agreement.

Examinations

In connection with this opinion, we have examined the following documents:

(a) an executed copy of the Purchase Agreement;

(b) an executed copy of the Convertible Debenture in the principal amount of US $1,000,000 issued to TAIB;

(c) an executed copy of the Convertible Debenture in the principal amount of US $200,000 issued to Certain;

(d) the Irrevocable Transfer Agent Instructions, dated the date hereof, between the Corporation and Pacific Corporate Trust Company as transfer agent;

(e) the Investor Registration Rights Agreement, dated the date hereof, between the Corporation, Certain and TAIB;

(f) minutes of a meetings of the directors of the Corporation, a certified copy of which was delivered to you on this day, relating to matters relevant to this opinion;

(g) a certificate of status (the "Certificate of Status") dated October 30, 2006, issued pursuant to the Yukon Business Corporations Act in respect of the Corporation;

The documents described in items (a)-(e) above being collectively referred to in this letter as the "Transaction Documents".

We have also examined the articles and by-laws of the Corporation and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. As to questions of fact relevant to our opinion, we have relied, with your consent, solely on our examination of the Officer’s Certificate, and have made no independent verification of the facts asserted to be true and correct in the Officer’s Certificate.

Considerations and Assumptions

In expressing the opinion set forth in paragraph 1, we have relied exclusively on the Certificate of Status, which certificate we have assumed was accurate on the date of its issue and continues to be accurate on the date hereof, a copy of which has been delivered to you concurrently herewith.

The reference to "to our knowledge" in paragraph 5 means that we have relied only upon the actual knowledge, without any additional information, of the solicitors of this firm who have participated in the review of the Transaction Documents, and that we have not made any other inquiries within this firm or otherwise. We have not participated in the negotiation of or the drafting of the Transaction Documents. We act as local counsel only to the Corporation and do not act as general counsel to the Corporation and are not familiar with all aspects of the Corporation’s business affairs.

In rendering our opinion, we have assumed:

(a) the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, certified or facsimile copies and the authenticity of the originals of such photostatic, certified or facsimile copies;

(b) the identity and capacity of all individuals acting or purporting to act as public officials;

(c) the conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies or facsimile or emailed transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received and that the documents emailed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the form submitted to us;

(d) that each of the Transaction Documents has been duly executed and delivered by each of the parties thereto other than the Corporation and that each of the Transaction Documents is enforceable in accordance with its terms against all parties thereto other than the Corporation, subject to the qualifications relating to enforceability referred to below; and

(e) the accuracy, completeness and truth of all facts set forth in the Corporation's minute book or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

Opinions

Based on the foregoing and subject to the qualifications that follow, we are of the opinion that:

1. The Corporation is incorporated and validly existing in the Yukon Territory, and is in good standing under the Business Corporations Act (Yukon) with respect to the filing of annual returns.

2. The Corporation is authorized to issue an unlimited number of common shares, without par value (the “Common Shares”) and 100,000 preferred shares, without par value (the “Preferred Shares”), which Preferred Shares are designated as follows: (i) 25,000 shares are designated as Series A Preferred Stock, no par value; and (ii) the remaining 75,000 shares are undesignated.

3. The Conversion Shares have been authorized and reserved for issuance to the holders of the Convertible Debentures and, upon the partial or full conversion of any applicable Convertible Debenture (whether principal or interest) in accordance with its terms, the Conversion Shares will be validly issued as fully-paid and non-assessable shares.

               4. As of the date hereof, the Corporation has the corporate power and authority to issue the Convertible Debentures, to enter into the remaining Transaction Documents to which it is a party and to perform its obligations set forth therein and all of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action and have been duly executed by the Corporation.

5. As of the date hereof, the execution and delivery of the Transaction Documents and the performance of the transactions contemplated thereby and the issuance the Conversion Shares), (i) do not and will not result in a breach of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of and do not and will not conflict with, any of the terms, conditions or provisions of the articles of incorporation (as amended) or bylaws of the Corporation; (ii) to our knowledge, will not constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Corporation or its subsidiaries pursuant to any material contracts or other obligations; or (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Corporation or its subsidiaries.

6. As of the date hereof, no consent, approval, permit order or authorization of, or any qualification, registration, designation, declaration or filing with, any court, administrative agency or other governmental authority is required, except those which have been obtained, in connection with the execution and delivery of the Transaction Documents and the performance of the transactions contemplated thereby, including the issuance of the Conversion Shares.

7. If an action or proceeding were brought in a Yukon court to enforce the Transaction Documents and the court were to apply the laws of the Yukon Territory to govern and interpret the Transaction Documents either because the court finds that Yukon law is the proper law of the Transaction Documents (contrary to their express provisions which stipulate that they will be governed and interpreted by the laws of New Jersey) or because such laws are not proven to the court in such action, the Transaction Documents would constitute a legal, valid and binding obligation of the Corporation, enforceable against them in accordance with their terms.

8. In the event that the Transaction Documents are sought to be enforced in any action or proceeding in the Yukon Territory in accordance with the laws applicable thereto as chosen by the parties, namely the laws of New Jersey, the courts of the Yukon Territory (i) would recognize the choice of laws provided that such choice of laws is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction) and is not contrary to public policy, as such term is applied by the courts of the Yukon Territory and (ii) would apply the laws of New Jersey in any such action or proceeding, upon appropriate evidence as to such laws being adduced, provided that none of the provisions of the Transaction Documents or the laws of New Jersey are contrary to public policy, as such term is applied by the courts of the Yukon Territory. A court of the Yukon Territory has, however, an inherent power to decline to hear such an action if it is contrary to public policy, as such term is applied by the courts of the Yukon Territory, or if it is not the proper forum to hear such action, or if concurrent proceedings are being brought elsewhere.

9. The laws of the Yukon Territory permit an action to be brought in a court of competent jurisdiction in the Yukon Territory on any final and conclusive judgement in personam of New Jersey, which is not impeachable as void or voidable under the internal laws of New Jersey, for a sum certain if (i) the court rendering such judgement had jurisdiction over the judgement debtor, as recognized by the courts of the Yukon Territory; (ii) such judgement was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is applied by the courts of the Yukon Territory; (iii) the enforcement of such judgement does not constitute, directly or indirectly, the enforcement of foreign revenue or penal laws; and (iv) there has been compliance with the Limitations Act (Yukon) which provides that any action to enforce a foreign judgement must be commenced within six years of the date of the foreign judgement.

Qualifications

The foregoing opinions are subject to the following qualifications:

(a) We express no opinion as to any provisions in the Transaction Documents pursuant to which the parties have agreed to submit any disputes arising out of the Transaction Documents to the exclusive jurisdiction of the courts of New Jersey. The Supreme Court of the Yukon Territory reserves to itself an inherent jurisdiction to hear or not to hear a particular action, notwithstanding any expressed contractual stipulation to the contrary.

(b) A judgement of a Yukon Court may only be awarded in Canadian currency.

(c) With respect to the enforceability in the Yukon of the Transaction Documents set forth in paragraph 7, such opinion is subject to:

i) any applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally;

ii) general principles of equity, including the principle that the granting of equitable remedies such as specific performance and injunction is within the discretion of a court of competent jurisdiction;

iii) the powers of a court to relieve from forfeiture, to stay proceedings before it and to stay execution on judgements;

iv) the qualifications that the costs of and incidental to all proceedings authorized to be taken in court are in the discretion of the court and the court has full power to determine by whom and to what extent such costs shall be paid; and

v) the right to exercise any unilateral or unfettered discretion in the Transaction Documents will not prevent a Yukon court from requiring such discretion to be exercised reasonably;

(d) Whenever an obligation, act, agreement or instrument is expressed to be "legal, valid and binding", "enforceable" or words to like effect, we mean that such obligation, act, agreement or instrument is capable of being given legal effect. We express no opinion as to any factors such as financial capacity or title to assets or continued existence of the parties, which may make such obligation, act, agreement or instrument unenforceable in fact.

(e) Claims may become barred under the Limitation of Actions Act (Yukon) or may become subject to defences of set off and counterclaim.

This opinion is furnished pursuant to the request of the addressees hereof and is rendered by us solely for the benefit of the addressees hereof in connection with the Transaction Documents. We are not hereby assuming any professional responsibilities to any other person whatsoever. This opinion may be relied upon only in connection with the Transaction Documents. This opinion may not be used, disseminated, circulated, quoted, referred to or relied upon by or filed with or quoted to any other person (including by way of subrogation or assignment) or for any other purpose without our prior written consent. This opinion is rendered as of the date set forth above, and we express no opinion as to circumstances or events that may occur subsequent to such date. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or reflect any changes in any law that may hereafter occur or become effective.

Yours truly,

/s/Austring, Fendrick, Fairman & Parkkari
Austring, Fendrick, Fairman & Parkkari

Exhibit B

CLARK WILSON LLP	Reply Attention of	Ethan P. Minsky	Clark Wilson LLP
	Direct Tel.	604.643.3151	Barristers & Solicitors
	Email Address	epm@cwilson.com	Patent & Trade-mark Agents
			800-885 W Georgia Street
			Vancouver, BC V6C 3H1
			Tel. 604.687.5700
			fax 604.687.6314

March 15, 2007
BY Electronic Mail
SmarTire Systems Inc. Suite 150–13151 Vanier Place Richmond, British Columbia CanadaV6V 2J1
Dear Sirs:
Re:       Effect on Issued and Outstanding Securities of Smartire Systems Inc. (“SmarTire”) of the Continuation (the “Continuation”) by SmarTire from the Yukon Territory of Canada to the Province of British Columbia

                        We have been asked to give an opinion that securities (the “Securities”) of SmarTire that were duly and validly issued while it was a Yukon corporation remain, as a matter of law, duly and validly issued and outstanding securities of SmarTire after the Continuation.
                        We have not participated in or rendered an opinion with respect to the valid issuance of any of the Securities, nor have we reviewed the transactions or documents whereby the same were originally issued by SmarTire while it was a Yukon corporation.  Our opinion is based upon the assumption that each of the Securities was duly and validly issued by SmarTire in accordance with Yukon law and the Articles of Incorporation and Bylaws of SmarTire then in effect.
                        In connection with the opinions expressed herein, we have made such examinations of law as we considered necessary or advisable for the purposes hereof.  Except for the assumptions stated above and for the fact that SmarTire has effected the Continuation, we are not familiar with any matters of fact material to the opinions expressed herein and we have relied solely upon the foregoing assumption.  We have assumed the truth, accuracy and completeness of the foregoing assumption.
                        Based upon the assumption set forth above and subject to the qualifications set forth herein, we are of the opinion that the Securities are and remain validly issued and outstanding securities of SmarTire notwithstanding the Continuation.
                        This opinion is rendered only with regard to the matters set out above.  No other opinions are intended nor should they be inferred.  This opinion is based solely upon the laws of the province of British Columbia as currently in effect and does not include an interpretation or statement concerning the laws of any other province, state or jurisdiction.
                        This opinion is rendered as of the date first written above, is solely for your benefit in connection with the matters specified and may not be relied upon or used by, circulated, quoted, or referred to nor may any copies hereof by delivered to any other person without our prior written consent.  We disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.
                                                                                                     Yours truly,

                                                                                                    /s/Clark Wilson LLP
                                                                                                   CLARK WILSON LLP